UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 24, 2012

VGTEL, INC.

(Exact Name of registrant as specified in its Charter)

New York	000-52983	01-0671426
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 Rella Blvd., Suite 174 Suffern, NY	10901
(Address of principal executive offices)	(Zip Code)
(845) 368-0110
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions below:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17CFR 240-14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240-13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

Item 3.02 Unregistered Sales of Equity Securities.

Item 8.01 Other Events.

On September 11, 2012, VGTel, Inc. dba 360 Entertainment & Productions (the “Company”) issued a Press Release announcing its plan to reduce certain of its outstanding liabilities in the second quarter of 2012, based on management’s extensive review of accounts payable and other obligations of the Company. On October 23, 2012, the Company issued a follow-up Press Release announcing the Company’s completion of its initial plan to restructure a portion of its balance sheet by reducing its outstanding liabilities by approximately $400,000. The Company had incurred liabilities to service providers over the last two years. In an effort to reduce the Company’s debt, certain of these liabilities were converted into shares of the Company’s common stock, which enabled the Company to reduce its outstanding debt substantially. The Company retired certain of its debts at an exchange rate of $.10 per share of common stock (which was determined through arm’s-length negotiations with the debt holders), including accounts payable to Horner & Associates, Law Offices of Bruce W. Minsky, PC (which is affiliated with the Company’s director, Bruce Minsky), and The TW Ruban Group, Inc., in exchange for 3,940,714 shares of common stock. The total amount converted was $394,071.35. These conversions represent approximately 38% of the total outstanding liabilities of the Company from continuing operations as of July 31, 2012. The conversions will be included in the Company’s quarterly report on Form 10-Q for the three months ended September 30, 2012. The debt conversions were approved by the disinterested members of the Company’s Board of Directors.

The shares of common stock issued in the debt conversions were exempt from registration under Section 4(2) of the Securities Act of 1933 as a sale by an issuer not involving a public offering.  Such shares may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same. Copies of the two Press Releases issued by the Company are attached as Exhibits 99.1 and 99.2, and incorporated by reference herein.

Item 9.01 Exhibits:

Exhibit 99.1	Press Release issued September 11, 2012

Exhibit 99.2	Press Release issued October 23, 2012

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VGTEL, INC.

Date: October 24, 2012	By:	/s/ Peter W. Shafran
Peter W. Shafran (Authorized Officer of Registrant)